PROXY VOTING POLICIES AND PROCEDURES OF THE ADVISER

Each Fund has delegated the voting of proxies for Fund securities to the Adviser pursuant to the Adviser’s proxy voting guidelines. Under these guidelines, the Adviser will vote proxies related to Fund securities in the best interests of the Fund and its shareholders. Set forth below is a copy of the Adviser’s proxy voting policy.

Information on how the Funds voted proxies (if any) relating to portfolio securities during the most recent 12-month period ended June 30 will be reported on Form N-PX.

Adviser Proxy Voting Policies and Procedures

By virtue of the Adviser’s relationship as general partner or investment manager of funds, collateralized loan obligation vehicles, separately managed accounts, and registered funds (the “Clients”), the Firm has proxy voting authority with respect to Client securities. When voting proxies on behalf of Clients, the Adviser’s overall objective is to vote proxies in the best interest of the Clients and, in so doing, to maximize the value of the investments made by the Clients taking into consideration the Clients’ investment horizons and other relevant factors.

This document sets forth the Adviser’s policies and procedures that are designed to meet these overall objectives. As described below, the Firm’s policies and procedures address the following areas:

■	The personnel responsible for monitoring corporate actions, deciding how to vote proxies and confirming that proxies are submitted in a timely manner;

■	The basis on which decisions are made regarding whether and how to vote proxies depending on the nature of the matter at issue;

■	The approach to addressing material conflicts of interest that may arise between the Adviser and the Clients when voting proxies and how the Firm resolves those conflicts in the best interest of the Clients;

■	The means by which the Clients and their investors may obtain information about proxy voting; and

■	The books and records that the Adviser retains in connection with proxy voting.

While the Adviser endeavors to follow these policies and procedures in all situations, special circumstances may arise from time to time that warrant a deviation. In addition, the Adviser will apply its proxy voting policies and procedures to votes cast or other corporate actions with respect to publicly traded companies and, to the extent applicable, to analogous actions taken with respect to investments made in private companies.

General Procedures

Monitoring Corporate Actions

The Clients that Blackstone Credit & Insurance manages generally make a limited number of investments in equity securities, and on occasion may receive equity securities in connection with other investments. When the Firm receives proxy voting materials (or similar voting/solicitation notices), they are initially transmitted by the account custodian, the company’s corporate secretary or transfer agent to the Employee who is designated to receive notices in the definitive documentation governing the relevant Client’s investment, if any (the “Proxy Recipient”). The Proxy Recipient must inform the CFO of such receipt and review the materials, determine which Client(s) hold the securities and confirm the number of securities with the relevant Portfolio Manager and the CFO. The Proxy Recipient will also consult the relevant Portfolio Manager(s) of each Client that holds the securities that are the subject of the proxy vote. The Proxy Recipient will monitor the voting deadline to confirm that the deadline for the response is met.

Determination of Voting Decisions

Decisions on whether and how to vote a proxy are generally made by the relevant Portfolio Manager. The Portfolio Manager and the members of the investment team covering the applicable security often have the most intimate knowledge of both a company’s operations and the potential impact of a proxy vote’s outcome. Where appropriate, the Portfolio Manager or a member of the investment team may consult with the Chief Compliance Officer or respective General Counsel and the members of the applicable Investment Committee regarding decisions and completion of the proxy material. Decisions are based on a number of factors that may vary depending on a proxy’s subject matter, but are guided by the general policies described in this document. In addition, Blackstone Credit & Insurance may decide not to vote a proxy after considering the vote’s expected benefit to Clients and the costs associated with voting the proxy.1

Conflicts of Interest

Material conflicts of interest that may arise between Blackstone Credit & Insurance and the Clients when voting proxies will be resolved in accordance with the applicable conflicts of interest policies and procedures described in Section V(e) of this Manual.

Communication of Decision

After deciding to vote a proxy and determining how to vote the proxy, the Portfolio Manager or a member of the investment team covering the security will then submit the vote. The Portfolio Manager or such investment team member will send completed copies of the proxy materials to the Proxy Recipient and the CFO. The procedures for voting proxies may vary, and can include electronic voting, forwarding voting instructions to the custodian or voting proxies forwarded by the custodian.

[1]	In determining whether the cost of voting a proxy outweighs its expected benefit to Clients, the relevant Portfolio Manager may consider factors such as (1) the subject matter of the vote; (2) the additional length of time that Blackstone anticipates holding the investment; (3) logistical issues associated with voting proxies for foreign companies; and (4) whether the Client is subject to ERISA.

Providing Proxy Voting Information to Clients

The Adviser acknowledges that its investors have a right to information about how the Firm votes Client proxies, and the Adviser will make information available on request. The Firm will also make a copy of these policies and procedures available on request. When an investor makes a request about a particular vote, the Adviser typically provides the following information: (1) the date of the vote; (2) a brief description of the matter voted on; (3) how (or whether) the Adviser cast the vote on the matter; and (4) any other reasonable information a limited partner might request. Proxy voting information and the procedure for obtaining such information is included in the Adviser’s Form ADV, which is available to each investor.

Books and Records

The Adviser must maintain the following additional records relating to proxy voting, which must be maintained by Operations, or another applicable individual or group, as indicated, in an easily accessible place for five years from the end of the fiscal year during which the last entry was made on such record, the first two years of which in the Adviser’s offices.

■	A copy of these proxy voting policies and procedures (maintained by the Adviser’s Legal and Compliance Department);

■	A copy of each proxy statement received by the Adviser regarding Client securities;

■	A record of each vote cast by the Adviser on behalf of a Client;

■	A copy of all memoranda or similar documents created by the Adviser that were material to making a decision on the voting of Client securities or that memorialize the basis for that decision (maintained by relevant deal team members); and

■	A copy of each written request by an investor for information on how the Adviser voted proxies on behalf of a Client, and a copy of any written response by the Adviser to any request (written or oral) by an investor for information on how the Adviser voted proxies on behalf of the Client (maintained by Institutional Client Solutions group).

The Adviser may satisfy the requirement to maintain copies of proxy statements received and a record of votes cast on behalf of the Clients by relying on third parties to make and retain, on behalf of the Adviser, a copy of such proxy statements and voting records, provided that the Adviser has obtained an undertaking from the third party to provide a copy of the proxy statements and voting records promptly upon request. The Adviser also may satisfy the requirement to maintain copies of proxy statements by relying on its ability to obtain a copy of a proxy statement from the SEC’s EDGAR system (to the extent that such proxy statements are available through the EDGAR system).